SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

April 7, 2004

Brocade Communications Systems, Inc.

1745 Technology Drive
San Jose, CA 95110

Brocade Communications Systems, Inc.

1745 Technology Drive
San Jose, CA 95110

To our stockholders:

           You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Brocade Communications Systems, Inc. The Annual Meeting will be held on Wednesday, April 7, 2004, at 10:00 a.m. local time, at our offices located at 1745 Technology Drive, San Jose, California.

           The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended October 25, 2003. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and products.

           Stockholders of record as of February 17, 2004 may vote at the Annual Meeting.

           Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Gregory L. Reyes
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, April 7, 2004

Time:	10:00 a.m. local time

Place:	Brocade Communications Systems, Inc. 1745 Technology Drive San Jose, California 95110

Matters to be voted on:

•	Election of Neal Dempsey and Larry W. Sonsini as Class II directors

•	Ratification of KPMG LLP as independent auditors

•	Amendment and restatement of the 1999 Director Option Plan

•	Any other matters that may properly be brought before the meeting

Any of the above matters may be considered at the Annual Meeting at the date and time specified above or an adjournment or postponement of such meeting.

By order of the Board of Directors

Mark Cochran
Vice President, General Counsel and Secretary
March 1, 2004

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

-i-

-ii-

BROCADE COMMUNICATIONS SYSTEMS, INC.

_______________________________________________

PROXY STATEMENT FOR 2004

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Brocade Communications Systems, Inc. (“Brocade”), for use at the Annual Meeting of Stockholders to be held on Wednesday, April 7, 2004 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at our offices located at 1745 Technology Drive, San Jose, California 95110. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended October 25, 2003, including financial statements, were first mailed on or about March 1, 2004 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at 1745 Technology Drive, San Jose, California 95110, and our telephone number is (408) 333-8000.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Who May Vote	You may vote if our records showed that you owned shares of Brocade as of February 17, 2004 (the “Record Date”). At the close of business on that date, we had a total of 259,359,015 shares of Common Stock issued and outstanding, which were held of record by approximately 919 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if internet and telephone voting is available. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the Annual Meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 12:00 p.m. (Central Time) on April 6, 2004. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented	We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Changing Your Vote.”

Changing Your Vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the Annual Meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted	The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your Common Stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” the election of Neal Dempsey and Larry W. Sonsini to the Board of Directors;

• “FOR” ratification of KPMG LLP as our independent auditors for fiscal year 2004; and

• “FOR” amendment and restatement of the 1999 Director Option Plan.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2005 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) must be received by us no later than November 1, 2004 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2005 Annual Meeting of Stockholders that is not to be included in Brocade’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Brocade’s bylaws no later than January 7, 2005. Brocade’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.brocade.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

We have a classified Board of Directors. The Board of Directors currently consists of three Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees	The Nominating and Corporate Governance Committee of the Board of Directors selected, and the Board of Directors approved, Neal Dempsey and Larry W. Sonsini as nominees for election at the Annual Meeting to Class II of the Board of Directors. If elected, Mr. Dempsey and Mr. Sonsini will each serve as a director until our annual meeting in 2007, their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Dempsey and Mr. Sonsini. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required	If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of Neal Dempsey and Larry W. Sonsini to the Board of Directors.

Information About the Directors and Nominees

The following table sets forth information regarding our directors and the nominees as of February 17, 2004:

			Director
Name	Age	Position	Since

Class II nominees to be elected at the Annual Meeting of stockholders:
Neal Dempsey	63	Director	1995
Larry W. Sonsini	63	Director	1999
Class III directors whose terms expire at the 2005 annual meeting of stockholders:
Gregory L. Reyes	41	Chairman of the Board and Chief Executive Officer	1998
Nicholas G. Moore	62	Director	2003
Class I directors whose terms expire at the 2006 annual meeting of stockholders:
David L. House	60	Director	2004
Seth D. Neiman	49	Director	1995
Christopher B. Paisley	51	Director	2002

There are no family relationships between any director and executive officer.

Neal Dempsey	Mr. Dempsey has been a general partner of Bay Partners, a venture capital firm, since May 1989, and the managing general partner since July 2002. Mr. Dempsey received a B.A. in Business from the University of Washington. Mr. Dempsey serves on our Audit, Compensation and Nominating and Corporate Governance Committees.

Larry W. Sonsini	Mr. Sonsini has been a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1966 and is currently its Chairman and Chief Executive Officer. Mr. Sonsini is also a director of Echelon Corporation, Lattice Semiconductor Corporation, LSI Logic, Inc., Silicon Valley Bancshares and Pixar. Mr. Sonsini received an A.B. from the University of California, Berkeley and a J.D. from Boalt Hall School of Law, University of California, Berkeley. Mr. Sonsini serves on our Nominating and Corporate Governance Committee.

Gregory L. Reyes	Mr. Reyes has served as Chairman of the Board and Chief Executive Officer of Brocade since May 2001. From July 1998 until May 2001, Mr. Reyes served as our President and Chief Executive Officer. Mr. Reyes was President and Chief Executive Officer of Wireless Access, Inc. from January 1995 until June 1998, and Chairman of the Board of Directors from January 1995 until November 1997. Mr. Reyes is also a director, and serves on the Compensation Committee, of VeriSign, Inc. Mr. Reyes received a B.S. in Economics and Business Administration from Saint Mary’s College in Moraga, California.

Nicholas G. Moore	Mr. Moore served as Global Chairman, Chief Executive Officer-U.S. of PricewaterhouseCoopers LLP from July 1998 until June 2001. Prior to that, he served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP from October 1994 until June 1998, when it was merged into PricewaterhouseCoopers LLP. Mr. Moore retired in 2001. Mr. Moore is also a director of Hudson Highland Group and Network Appliance, Inc. Mr. Moore received a B.S. in Accounting from St. Mary’s College in Moraga, California and a J.D. degree from Hastings College of Law, University of California. Mr. Moore serves on our Audit Committee.

David L. House	Mr. House served as Chief Executive Officer of Allegro Networks from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until June 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University of Boston.

Seth D. Neiman	Mr. Neiman served as Chairman of the Board of Directors of Brocade from August 1995 until May 2001, and as our Chief Executive Officer from August 1995 until June 1996. Mr. Neiman has been a general partner of Crosspoint Venture Partners since January 1996, and a managing partner since December 1999. Mr. Neiman received a B.A. in Philosophy from Ohio State University. Mr. Neiman serves on our Compensation Committee.

Christopher B. Paisley	Mr. Paisley has been the Dean’s Executive Professor of Accounting and Finance in the Leavey School of Business at Santa Clara University since January 2001. From September 1985 until May 2000, Mr. Paisley was the Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation. Mr. Paisley is also a director of Riverstone Networks. Mr. Paisley received a B.A. in Economics from the University of California, Santa Barbara and an M.B.A from the University of California, Los Angeles. Mr. Paisley serves as Chairman of our Audit Committee.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held six meetings during fiscal year 2003, and one meeting since our fiscal year ended. All directors attended at least 80% percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2003.

Board Independence	The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except the Chief Executive Officer, is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect and as they may be changed from time to time.

Committees of the Board of Directors	The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, the number of meetings held during fiscal year 2003 and its function.

Audit Committee	The Audit Committee consists of Messrs. Dempsey, Moore and Paisley, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect and as they may be changed from time to time. The Board of Directors has determined that Messrs. Paisley and Moore are each an “audit committee financial expert” as defined in SEC rules. The Audit Committee held six meetings during fiscal year 2003, and four meetings since our fiscal year ended. Mr. Paisley serves as Chairman of the Audit Committee.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 26.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee consists of Messrs. Dempsey and Sonsini, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect and as they may be changed from time to time.

The Nominating and Corporate Governance Committee held one meeting during fiscal year 2003, and three meetings since our fiscal year ended. The Board of Directors recently amended the Nominating and Corporate Governance Committee charter, which is included herein as Appendix A.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to us; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corpo-

rate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our bylaws, which will be provided to you upon written request.

Director Qualifications	The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding Brocade values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors	The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Compensation Committee	The Compensation Committee consists of Messrs. Dempsey and Neiman. The Compensation Committee held four meetings during fiscal year 2003.

The Compensation Committee oversees and makes recommendations to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers.

The Compensation Committee Report is included herein on page 24.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2003, no member of the Compensation Committee was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of Brocade stockholders. Three directors attended the 2003 annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider, during the upcoming year, adopting a formal policy on director attendance at annual meetings of stockholders.

Communications with the Board of Directors	Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Ethics	The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which is applicable to the Chief Executive Officer, Chief Financial Officer, Controller and any other principal accounting officer. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@brocade.com or in writing to Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on the Investor Relations page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of January 31, 2004 as to (i) each of the executive officers and other persons named in the Summary Compensation Table, (ii) each director and nominee for director, (iii) each person who is known by us to own beneficially more than five percent of our outstanding Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110.

	Number	Percent
	of Shares	of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

Named Executive Officers and Directors
Gregory L. Reyes(3)	5,460,155	2.1%
Antonio Canova(4)	364,157	*
Jack Cuthbert(5)	841,772	*
Michael Klayko(6)	1,237,174	*
James LaLonde(7)	306,125	*
Neal Dempsey(8)	197,187	*
c/o Bay Partners
10600 N. De Anza Blvd., Suite 100
Cupertino, CA 95014
David L. House(9)	31,000	*
Nicholas G. Moore(10)	20,000	*
Seth D. Neiman(11)	197,187	*
c/o Crosspoint Venture Partners
2925 Woodside Road
Woodside, CA 94062
Christopher B. Paisley(12)	30,000	*
Larry W. Sonsini(13)	124,232	*
c/o Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
All Executive Officers and Directors as a Group (12 persons)(14)	11,843,034	4.5%

* Less than one percent

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days of January 31, 2004, including upon the exercise of an option. The number of shares beneficially owned does not include Common Stock that such individual has the right to acquire beyond March 31, 2004, because such stock option awards are not exercisable due to vesting limitations.

(2) Percentage of beneficial ownership is based upon 259,119,015 shares of Common Stock outstanding as of January 31, 2004. For each named person, this percentage includes Common Stock that such person has the right to acquire either currently or within 60 days of January 31, 2004, including upon the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3) Includes 4,052,879 shares held by the Reyes Family Trust, 1,000,000 held by the Reyes Family Foundation and stock options to purchase 407,276 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(4) Includes stock options to purchase 361,789 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(5) Includes stock options to purchase 835,742 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(6) Includes 733,512 shares held by Genesis Management Investments Limited Partnership, 30,889 shares held by Mr. Klayko’s son, 22,889 shares held by Mr. Klayko’s daughter, 22,889 shares held by another daughter, 28,889 shares held by a third daughter, and 170,026 shares held by the Klayko Living Trust.

The number also includes (i) stock options to purchase 234,080 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004, (ii) 46,411 shares held in escrow until February 27, 2004 to cover potential claims, which could be made pursuant to the Rhapsody Networks, Inc. acquisition agreement, and (iii) 213,943 shares subject to repurchase, which vest starting February 19, 2004, with 1/14 of the shares vesting monthly thereafter.

(7) Includes stock options to purchase 304,681 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(8) Includes stock options to purchase 197,187 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(9) Includes 1,000 shares held by Karla Lee House, Mr. House’s spouse.

(10) Includes stock options to purchase 20,000 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(11) Includes stock options to purchase 197,187 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(12) Includes stock options to purchase 30,000 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(13) Includes stock options to purchase 35,000 shares of Common Stock exercisable either currently or within 60 days of January 31, 2004.

(14) Includes stock options to purchase 3,182,252 shares of Common Stock exercisable by all directors and executive officers either currently or within 60 days of January 31, 2004.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP to audit our financial statements for the fiscal year ending October 30, 2004. The decision of the Board of Directors to appoint KPMG LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with KPMG LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Brocade and its stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Board of Directors may reconsider its selection.

KPMG LLP was first appointed in fiscal year 2002, and has audited our financial statements for fiscal years 2002 and 2003. The Board of Directors expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By KPMG LLP During Fiscal Years 2003 and 2002

The following table sets forth the approximate aggregate fees billed to Brocade during fiscal years 2003 and 2002 by KPMG LLP:

	2003	2002

Audit Fees(1)	$304,000	$240,000
Audit-Related Fees(2)	200,000	—
Tax Fees(3)	477,000	53,010
All Other Fees(4)	31,000	35,000

Total Fees	$1,012,000	$328,010

(1) Audit Fees: This category consists of fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2) Audit-Related Fees: This category consists of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include other accounting consulting related to our acquisition of Rhapsody Networks, Inc.

(3) Tax Fees: This category consists of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

(4) All Other Fees: This category consists of fees incurred in connection with an information systems security audit.

The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, management may use KPMG LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtain the Audit Committee’s approval before such services are rendered. In addition, the Audit Committee has determined that the total fees for all permissible non-audit services of KPMG LLP shall not exceed three times the audit fees billed by KPMG LLP in a given fiscal year. In fiscal year 2003, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by KPMG LLP were approved by the Audit Committee.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of KPMG LLP as Brocade’s independent auditors for the fiscal year ending October 30, 2004.

PROPOSAL THREE: AMENDMENT AND RESTATEMENT OF THE 1999 DIRECTOR OPTION PLAN

We are asking our stockholders to approve the amended and restated 1999 Director Option Plan so that we can continue to use the current 1999 Director Option Plan to attract and retain the best available personnel for service as non-employee directors and to encourage their continued service on our Board of Directors. Our Board has approved the amended and restated 1999 Director Option Plan, subject to approval from our stockholders at the Annual Meeting. If the stockholders approve the amended and restated 1999 Director Option Plan, it will replace the current version of the 1999 Director Option Plan. Otherwise, the current version of the 1999 Director Option Plan will remain in effect. All of our non-employee directors, to the extent that they may receive additional stock options under the 1999 Director Option Plan in the future, have an interest in this proposal.

We are proposing to amend the 1999 Director Option Plan to provide our Board of Directors with the flexibility to determine the terms and conditions of the stock options to be granted thereunder, including, without limitation, when the options are granted, the number of shares subject to the options, the vesting provisions associated with the options and the term of the options. Currently, stock options are granted pursuant to a formula. New non-employee directors receive an initial stock option to purchase 80,000 shares of Brocade Common Stock upon becoming a director, and all non-employee directors receive an annual stock option to purchase 20,000 shares of Common Stock on each anniversary of the date on which such person first became a non-employee director. The initial stock option vests as to 1/16 of the shares each quarter, so as to be fully vested on the fourth anniversary of the date of grant; and the annual stock option vests as to 1/4 of the shares each quarter commencing on the third anniversary of the date of grant, so as to be fully vested on the fourth anniversary of the date of grant. In addition, all stock options granted under the 1999 Director Option Plan must have a term of ten years. The Board of Directors has no flexibility to determine these and other terms of the stock options because the terms may not vary.

We believe strongly that the approval of the amended and restated 1999 Director Option Plan is essential to our continued success and our ability to attract and retain outstanding and highly skilled individuals to serve as independent directors on our Board of Directors. Because of recent statutory and regulatory changes, directors are required to accept greater responsibility, devote more time to their service as directors, and in many instances require a specific expertise to serve. An inflexible compensation structure limits our ability to attract and retain qualified directors. The Board of Directors believes that the amended and restated 1999 Director Option Plan is necessary so that we can continue to provide meaningful, long-term equity based incentives to present and future non-employee directors.

The following paragraphs provide a summary of the principal features of the amended and restated 1999 Director Option Plan and its operation. The summary is qualified in its entirety by reference to the amended and restated 1999 Director Option Plan as set forth in Appendix B.

Purpose of the Plan	The amended and restated 1999 Director Option Plan is intended to attract and retain the best available personnel for service as non-employee directors and to encourage their continued service on our Board of Directors. The amended and restated 1999 Director Option Plan currently permits the grant of stock options.

Administration of the Plan	A committee of the Board of Directors (the “Committee”) administers the amended and restated 1999 Director Option Plan. The Committee shall consist of not less than two directors who are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act. Subject to the terms of the amended and restated

1999 Director Option Plan, the Committee has the sole discretion to select the non-employee directors who will receive options, determine the terms and conditions of options (for example, the number of shares, vesting provisions, term and exercise price, which must be at least fair market value), and interpret the provisions of the amended and restated 1999 Director Option Plan and outstanding options. The Committee may delegate any part of its authority and powers under the 1999 Director Option Plan to one or more directors; provided, however, that the Committee may not delegate its authority and powers in any way that would jeopardize the amended and restated 1999 Director Option Plan’s qualification under certain Securities and Exchange Commission rules.

Number of Shares of Common Stock Available Under the Plan	A total of 1,600,000 shares of our Common Stock are currently reserved for issuance under the 1999 Director Option Plan. As of February 1, 2004, 720,000 shares were subject to outstanding options granted under the 1999 Director Option Plan, and 840,000 shares remained available for any new options to be granted in the future. We are not proposing to add any shares to the pool available for issuance under the amended and restated 1999 Director Option Plan.

If an option is cancelled, terminates, expires or lapses for any reason without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 1999 Director Option Plan. Also, if we experience a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our Common Stock, or any other similar event affecting our Common Stock, the Committee will adjust the number of shares available for issuance under the 1999 Director Option Plan and any outstanding options and the exercise price of outstanding options, as appropriate, to reflect any such change.

Eligibility to Receive Stock Options	The Committee selects the non-employee directors who will be granted options under the 1999 Director Option Plan, and Brocade anticipates that all non-employee directors will be granted options. Employees, including the Chief Executive Officer, and consultants are not eligible to receive options under the 1999 Director Option Plan.

Under the current version of the 1999 Director Option Plan (which will be replaced if stockholders approve this Proposal 3), each person who first becomes a non-employee director will receive an option to purchase 80,000 shares of our Common Stock (other than employee directors who cease to be employees but remain members of our Board of Directors). Each non-employee director also receives an option to purchase 20,000 shares of our Common Stock on each anniversary of his or her first becoming a non-employee director.

Stock Options and Transferability	A stock option is the right to acquire shares of Brocade Common Stock at a fixed exercise price for a fixed period of time. The Committee will determine the number of shares covered by each option and the exercise price of the shares subject to each option, but such exercise price cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. Therefore, a non-employee director will profit from an option only if there is an increase in the fair market value of Brocade Common Stock following its date of grant. The Committee will not be permitted to reprice options nor may it cancel options and replace them with new options with lower exercise prices without first obtaining stockholder approval.

An option granted under the 1999 Director Option Plan generally cannot be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of grant. Options granted under the 1999 Director Option Plan expire at the times established by the Committee.

The exercise price of each option granted under the 1999 Director Option Plan must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of Brocade Common Stock that are already owned by the non-employee director, or by any other means that the Committee determines to be consistent with the purpose of the 1999 Director Option Plan. The non-employee director must pay any taxes Brocade is required to withhold at the time of exercise.

Options granted under the 1999 Director Option Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Stock Options to be Granted to Certain Individuals	Assuming we obtain approval of the amended and restated 1999 Director Option Plan, the number of options that a non-employee director may receive under the 1999 Director Option Plan will be in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares subject to options granted under the 1999 Director Option Plan during the last fiscal year, and (b) the average per share exercise price of such options.

	Number of	Average Per
	Options	Share
Name of Individual or Group	Granted(*)	Exercise Price

Neal Dempsey	20,000	$5.42
David L. House	—	—
Nicholas G. Moore	80,000	$4.87
Seth D. Neiman	20,000	$5.42
Christopher B. Paisley	20,000	$5.45
Larry W. Sonsini	20,000	$5.42
All executive officers, as a group	—	—
All directors who are not executive officers, as a group	160,000	$5.15
All employees who are not executive officers, as a group	—	—

* All non-employee directors, excluding Messrs. House and Moore, were granted annual stock options. Mr. House joined our Board of Directors in fiscal year 2004, and therefore, did not receive any stock options during fiscal year 2003. Mr. Moore, who joined our Board of Directors in fiscal year 2003, was granted his initial stock option upon joining our Board of Directors.

Federal Tax Aspects	The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Brocade of options granted under the 1999 Director Option Plan. Tax consequences for any particular individual may be different.

No taxable income is reportable when a stock option is granted to a non-employee director. Upon exercise, the non-employee director will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares of Brocade Common Stock purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares of Brocade Common Stock would be capital gain or loss.

Brocade generally will be entitled to a tax deduction in connection with an option under the 1999 Director Option Plan in an amount equal to the ordinary income realized by a non-employee director and at the time the non-employee director recognizes such income.

Amendment and Termination	The Board of Directors generally may amend or terminate the 1999 Director Option Plan at any time and for any reason, except that the Board of Directors will obtain stockholder approval of material amendments as required by any applicable law, regulation or stock exchange rule.

Summary	We believe strongly that the approval of the amended and restated 1999 Director Option Plan is essential to our continued success. Options such as those provided under the 1999 Director Option Plan constitute an important incentive for non-employee directors and will help us to attract and retain qualified individuals to serve on the Board of Directors.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to approve the amended and restated 1999 Director Option Plan. Abstentions will have the effect of a vote “against” the approval of the amended and restated 1999 Director Option Plan. Broker non-votes will not be considered as present and entitled to vote on this proposal but will be counted as present for the purpose of determining a quorum.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Amended and Restated 1999 Director Option Plan.

Equity Compensation Plan Information

The following table summarizes information, as of October 25, 2003, with respect to shares of Brocade Common Stock that may be issued under our existing equity compensation plans (in thousands except per share amounts):

	A	B	C
Number of Securities
		Weighted	Remaining Available
	Number of	Average	for Future Issuance
	Securities to be	Exercise	Under Equity
	Issued upon	Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding Securities
Plan Category	Outstanding Options	Options	Reflected in Column A)

Equity compensation plans approved by shareholders(1)	27,392 (2)	$6.73	25,967 (3)
Equity compensation plans not approved by shareholders(4)	19,199 (5)	$9.08	27,799

Total	46,591	$7.70	53,766

(1) Consists of the 1999 Employee Stock Purchase Plan, the 1999 Director Option Plan, the 1999 Stock Plan and the Rhapsody Networks 2000 Equity Incentive Plan.

(2) Excludes purchase rights accruing under the 1999 Employee Stock Purchase Plan. As of October 25, 2003, the 1999 Employee Stock Purchase Plan had a shareholder-approved reserve of 24.1 million shares, of which 20.4 million shares were available for future issuance.

(3) Consists of shares available for future issuance under the 1999 Employee Stock Purchase Plan, the 1999 Director Option Plan, the 1999 Stock Plan, and the Rhapsody Networks 2000 Equity Incentive Plan.

(4) Consists solely of the 1999 Nonstatutory Stock Option Plan.

(5) Consists of 17.6 million shares granted on July 10, 2003 related to the stock option exchange program and 1.6 million shares granted prior to the fiscal year ended October 25, 2003.

In September 1999, the Board of Directors approved the 1999 Nonstatutory Stock Option Plan (the NSO Plan). The NSO Plan, which is our only non- stockholder approved plan, provides for the grant of nonstatutory stock options to employees and consultants. A total of 51.4 million shares of Common Stock have been reserved for issuance under the NSO Plan. At October 25, 2003, Brocade had reserved approximately 47.0 million shares of authorized but unissued shares of Common Stock for future issuance under the NSO Plan. Of this amount, 19.2 million shares were outstanding, and 27.8 million shares were available for future grants. Of the 19.2 million shares outstanding, 17.6 million shares were granted on July 10, 2003 related to the stock option exchange program, and 1.6 million shares were granted prior to the fiscal year ended October 25, 2003. No stock options were granted under the NSO Plan during fiscal year 2002.

Pursuant to the terms of the NSO Plan, officers of Brocade are not granted stock options under the NSO Plan unless as an essential inducement to such officer entering into an employment agreement regarding his or her initial service with Brocade. The administrator of the NSO Plan determines the terms and conditions of the stock options granted; provided, however that, in the absence of a specified time in the option agreement, the option will remain exercisable for (1) three months following the optionee’s termination, other than for disability or death; (2) twelve months following the optionee’s termination after disability; and (3) twelve months following the optionee’s death.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth compensation information for our Chief Executive Officer and our other executive officers as of the end of our last three fiscal years ended October 25, 2003.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual
		Compensation			Securities
					Underlying	All Other
	Fiscal	Salary	Bonus		Options	Compensation
	Year	($)	($)		(#)(1)	($)(2)

Gregory L. Reyes	2003	$500,000	$—		1,703,214	$4,141
Chairman of the Board and	2002	500,000	—		—	2,385
Chief Executive Officer	2001	500,000	74,250		10,032,133	2,175
Antonio Canova	2003	238,525	55,826		695,149	3,593
Vice President, Finance and	2002	235,000	36,954		—	2,004
Chief Financial Officer	2001	202,790	15,477		916,506	1,897
Jack Cuthbert	2003	270,000	61,974		1,167,593	2,549
Vice President, OEM Sales	2002	270,000	55,080		—	882
	2001	270,000	20,269		1,289,211	808
Michael Klayko(3)	2003	175,000	42,464		713,781	3,324
Vice President, Worldwide	2002	—	—		—	—
Marketing and Support	2001	—	—		—	—
James LaLonde	2003	199,991	241,430	(4)	574,430	110,837	(5)
Vice President, Worldwide	2002	149,977	195,937	(6)	—	143,977	(7)
Field Sales	2001	125,557	200,559	(8)	566,860	155,976	(7)

(1)	All executive officers in the above table, excluding Mr. Klayko, participated in our voluntary stock option exchange program, which is described in greater detail under “Report on Stock Option Exchange (Ten Year Option/SAR Repricings).”

(2)	Other compensation includes group term life insurance premiums and 401(k) matching payments.

(3)	Mr. Klayko joined Brocade on February 1, 2003 when Brocade acquired Rhapsody Networks, Inc.

(4)	Represents amounts earned as commissions.

(5)	Includes $20,000 relocation expense, $89,157 housing allowance and $1,680 other compensation.

(6)	Includes $145,945 earned as commissions and $49,992 earned as a bonus.

(7)	Represents amounts received as housing allowance.

(8)	Includes $142,468 earned as commissions and $58,091 earned as a bonus.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted during fiscal year 2003 to each of the persons named in the Summary Compensation Table.

		Percent of			Potential Realizable
	Number of	Total			Value at Assumed
	Securities	Options	Exercise		Annual Rates of Stock
	Underlying	Granted to	Price Per		Price Appreciation For
	Options	Employees	Share		Option Term(1)
	Granted	in Fiscal	($/Share)	Expiration
Name	(#)	Year (2)	(3)(4)	Date	5% ($)	10% ($)

Gregory L. Reyes(5)	1,103,214	2.6%	$6.54	07/10/13	$4,537,487	$11,498,883
	600,000	1.4%	$5.53	08/15/10	$1,350,759	$3,147,843
Antonio Canova(6)	545,149	1.3%	$6.54	07/10/13	$2,242,182	$5,682,129
	150,000	0.4%	$5.53	08/15/10	$337,690	$786,961
Jack Cuthbert(7)	867,593	2.1%	$6.54	07/10/13	$3,568,384	$9,042,987
	300,000	0.7%	$5.53	08/15/10	$675,380	$1,573,922
Michael Klayko(8)	463,781	1.1%	$4.55	01/27/13	$1,327,096	$3,363,121
	250,000	0.6%	$5.53	08/15/10	$562,816	$1,311,601
James LaLonde(9)	474,430	1.1%	$6.54	07/10/13	$1,951,316	$4,945,019
	100,000	0.2%	$5.53	08/15/10	$225,127	$524,641

(1) Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2) Based on options to purchase 42,272,558 shares of Common Stock granted to employees in fiscal year 2003, of which 26.6 million shares were granted in July 2003 in accordance with a voluntary stock option exchange program that was offered to all employees. Under the voluntary stock options exchange program, employees surrendered stock options representing an aggregate of approximately 58.7 million shares of stock. The voluntary stock option exchange program is described in greater detail under “Report on Stock Option Exchange (Ten Year Option/SAR Repricings).”

(3) Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market on the last trading day prior to the date of grant.

(4) Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure.

(5) The option granted to Mr. Reyes in fiscal year 2003 to purchase 1,103,214 shares vests as follows: (i) 1,833 shares vested on or before July 10, 2003, (ii) 115,523 shares vest starting December 1, 2002, with 1/12 of the shares vesting monthly thereafter; (iii) 125,000 shares vest starting November 1, 2001, with 1/48 of the shares vesting monthly thereafter; and (iv) 286,952 shares vest starting December 1, 2002, with 1/48 of the shares vesting monthly thereafter; and (v) 573,906 shares vest starting on December 1, 2005, with 1/12 of the shares vesting monthly thereafter. With regard to the 573,906 shares, the vesting of these shares shall accelerate as follows: (i) 189,389 shares shall vest immediately when Brocade’s average stock price exceeds 150% of the exercise price over a thirty-day period, and (ii) 384,517 shares shall vest immediately when Brocade’s average stock price exceeds 20% of the exercise price over a thirty-day period.

The option granted to Mr. Reyes in fiscal year 2003 to purchase 600,000 shares vests starting September 15, 2003, with 1/48 of the shares vesting monthly thereafter, with full vesting occurring on August 15, 2007.

(6) The option granted to Mr. in fiscal year 2003 to purchase 545,149 shares vests as follows: (i) 178,402 shares vested on or before July 10, 2003; (ii) 150,685 shares vest starting December 13, 2002, with 1/24 of the shares vesting monthly thereafter, (iii) 101,062 shares vest starting November 1, 2002, with 1/36 of the shares vesting monthly thereafter; (iv) 20,000 shares vest starting December 1, 2002, with 1/24 of the shares vesting monthly thereafter; and (v) 95,000 shares vest starting December 1, 2004, with 1/12 of the shares vesting monthly thereafter.

The option granted to Mr. Canova in fiscal year 2003 to purchase 150,000 shares vests starting September 15, 2003, with 1/48 of the shares vesting monthly thereafter, with full vesting occurring on August 15, 2007.

(7) The option granted to Mr. Cuthbert in fiscal year 2003 to purchase 867,593 shares vests as follows: (i) 328,007 shares vested on or before July 10, 2003; (ii) 64,000 shares vest starting September 18, 2002, with 1/12 of the shares vesting monthly thereafter; (iii) 179,347 shares vest starting December 1, 2002, with 1/12 of the shares vesting monthly thereafter; (iv) 127,336 shares vest starting December 1, 2003, with 1/12 of the shares vesting monthly thereafter; (v) 44,403 shares vest starting February 28, 2003, with 1/12 of the shares vesting monthly thereafter; and (vi) 124,500 shares vest starting November 1, 2002, with 1/36 of the shares vesting monthly thereafter.

The option granted to Mr. Cuthbert in fiscal year 2003 to purchase 300,000 shares vests starting September 15, 2003, with 1/48 of the shares vesting monthly thereafter, with full vesting occurring on August 15, 2007. With regard to the option for 300,000 shares, 75,000 shares shall be accelerated and vest on November 15, 2005 if Mr. Cuthbert meets a revenue attainment milestone for fiscal year 2004.

(8) The option granted to Mr. Klayko in fiscal year 2003 to purchase 463,781 shares vests as follows: (i) 53,446 shares vested on July 27, 2003; (ii) 160,335 shares vest starting August 27, 2003, with 1/18 of the shares vesting monthly thereafter; (iii) 62,500 shares vest on January 27, 2004; and (iv) 187,500 shares vest starting February 27, 2004, with 1/36 of the shares vesting monthly thereafter.

The option granted to Mr. Klayko in fiscal year 2003 to purchase 250,000 shares vests starting September 15, 2003, with 1/48 of the shares vesting monthly thereafter, with full vesting occurring on August 15, 2007.

(9) The option granted to Mr. LaLonde in fiscal year 2003 to purchase 474,430 shares vests as follows: (i) 119,968 shares vested on or before July 10, 2003; (ii) 83,712 shares vest starting January 20, 2003, with 1/24 of the shares vesting monthly thereafter; (iii) 75,000 shares vest starting January 4, 2003, with 1/24 of the shares vesting monthly thereafter; (iv) 93,750 shares vest starting November 1, 2002, with 1/36 of the shares vesting monthly thereafter; (v) 40,000 shares vest starting December 1, 2002, with 1/24 of the shares vesting monthly thereafter; and (vi) 62,000 shares vest starting December 1, 2004, with 1/12 of the shares vesting monthly thereafter.

The option granted to Mr. LaLonde in fiscal year 2003 to purchase 100,000 shares vests starting September 15, 2003, with 1/48 of the shares vesting monthly thereafter, with full vesting occurring on August 15, 2007.

Aggregated Option Exercises in Fiscal Year 2003 and Year-End Option Values

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of the fiscal year ended October 25, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal Year-End		In-the-Money Options
	Acquired on	Value	(#)		($)(2)
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory L. Reyes	—	—	260,987	1,442,227	$13,250	$304,750
Antonio Canova	—	—	296,568	398,581	$3,313	$76,188
Jack Cuthbert	—	—	715,009	527,584	$440,028	$152,375
Michael Klayko	—	—	81,677	632,104	$113,125	$719,685
James LaLonde	—	—	239,846	334,584	$2,208	$50,792

(1) Market value of our Common Stock at the exercise date minus the exercise price.

(2) Market value of our Common Stock at fiscal year-end minus the exercise price. The market value of our Common Stock on October 24, 2003 was $6.06 per share.

Report on Stock Option Exchange (Ten Year Option/SAR Repricings)

On December 9, 2002, Brocade announced that the Board of Directors approved a voluntary stock option exchange program (the Exchange Program) for employees. Under the Exchange Program, employees were offered the opportunity to exchange an aggregate of approximately 67.3 million outstanding stock options with exercise prices equal to or greater than $12.00 per share for new stock options to be granted at an exchange ratio determined by the date the exchanged stock options were granted. Participating employees other than the Chief Executive Officer would receive new stock options in exchange for their eligible outstanding stock options at an exchange ratio of either 1 for 1, 1 for 2, or 1 for 3, depending on the grant date of the exchanged stock option. The Chief Executive Officer would receive new stock options in exchange for eligible outstanding stock options at an exchange ratio of 1 for 10.

In accordance with the Exchange Program, on January 9, 2003, Brocade cancelled 58.7 million outstanding stock options and issued promises to grant new stock options to participating employees. Of the 58.7 million stock options cancelled by participating employees, 15.3 million were surrendered by participating executive officers. On July 10, 2003, the first business day that was six months and one day after the cancellation of the exchanged options, Brocade granted to participating employees 26.6 million new stock options at an exercise price of $6.54 per share. Of the 26.6 million new stock options granted to participating employees, 3.4 million were granted to executive officers. The exercise price per share of all new stock options was equal to the fair market value of Brocade Common Stock at the close of regular trading on July 10, 2003.

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning options that were exchanged pursuant to the Exchange Program.

							Length of
				Market	Exercise		Original
	Number of		Number of	Price of	Price of		Option Term
	Securities	Date	Securities	Stock When	Options	Exercise	Remaining
	Underlying	New	Underlying	New Options	When	Price of	When
	Options	Options	Options	Were	Cancelled	Options	Cancelled
	Cancelled on	Were	Granted	Granted on	on	Granted on	on
Name	01/09/03	Granted	07/10/03	07/10/03	01/09/03	07/10/03	01/09/03(1)

Gregory L. Reyes	1,000,000	07/10/03	100,000	$6.54	$32.13	$6.54	6.86
	4,800,000	07/10/03	480,000	$6.54	$76.88	$6.54	7.81
	3,970,020	07/10/03	397,002	$6.54	$20.70	$6.54	8.27
	1,262,113	07/10/03	126,212	$6.54	$12.90	$6.54	8.73
Antonio Canova	360,000	07/10/03	180,000	$6.54	$68.44	$6.54	7.95
	212,026	07/10/03	106,013	$6.54	$20.70	$6.54	8.27
	130,000	07/10/03	130,000	$6.54	$20.70	$6.54	8.27
	129,136	07/10/03	129,136	$6.54	$12.90	$6.54	8.73
Jack Cuthbert	256,000	07/10/03	85,334	$6.54	$20.23	$6.54	6.61
	143,328	07/10/03	47,776	$6.54	$32.13	$6.54	6.86
	316,668	07/10/03	105,556	$6.54	$40.50	$6.54	7.06
	542,000	07/10/03	271,000	$6.54	$76.88	$6.54	7.89
	404,602	07/10/03	202,302	$6.54	$20.70	$6.54	8.27
	155,625	07/10/03	155,625	$6.54	$12.90	$6.54	8.73
Michael Klayko(2)	—	—	—	—	—	—	—
James LaLonde	200,000	07/10/03	100,000	$6.54	$68.44	$6.54	7.95
	134,860	07/10/03	67,430	$6.54	$20.70	$6.54	8.27
	102,000	07/10/03	102,000	$6.54	$20.70	$6.54	8.27
	130,000	07/10/03	130,000	$6.54	$12.90	$6.54	8.73
	75,000	07/10/03	75,000	$6.54	$4.81	$6.54	9.91

(1) Represents the number of years, and fractions thereof, remaining on the option terms.

(2) Mr. Klayko was not an employee of Brocade in December 2002, and therefore, was not eligible to participate in the voluntary stock option exchange program.

Respectfully submitted by:

Neal Dempsey
Seth D. Neiman

Change of Control and Severance Arrangements	We have severance arrangements with Messrs. Reyes and Canova.

Gregory L. Reyes. Upon a change of control, vesting accelerates with respect to fifty percent of Mr. Reyes’ unvested options. In addition, if Mr. Reyes’ employment is constructively terminated or terminated without cause after a change of control, he will receive a severance payment equal to one year of his base salary plus his expected bonus for that current fiscal year.

Antonio Canova. Options granted to Mr. Canova will vest as to one-fourth of the unvested amount upon a change of control. If Mr. Canova is constructively terminated within one year of a change of control, the entire unvested portion of these options will vest.

Directors’ Compensation	In fiscal year 2003, we paid an annual fee of $20,000 for each non-employee director for their services as members of the Board of the Directors, except for Mr. Moore, who was appointed to the Board of Directors in March 2003, and received a pro rata payment of $11,781 for fiscal year 2003. We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

In October 2003, upon the recommendation of the Compensation Committee following its review of market data and other considerations, the Board of Directors approved an increase in director compensation. The increase in compensation is effective for fiscal year 2004. During the first fiscal quarter of 2004, each non-employee director received an annual fee of $25,000. In addition, each member of a standing committee of the Board of Directors received compensation for their services on such committee, with each member of the Compensation Committee and Nominating and Corporate Governance Committee receiving an annual fee of $5,000, and each member of the Audit Committee receiving an annual fee of $10,000.

Non-employee directors have received stock options to purchase shares of Common Stock under our 1999 Director Option Plan. See “Certain Relationships and Related Transactions — Stock Option Grants to Certain Directors.” Only non-employee directors may participate in the 1999 Director Option Plan.

The 1999 Director Option Plan provides currently that new non-employee directors will receive an initial grant to purchase 80,000 shares of Common Stock upon becoming a director (the “First Option”). The First Option vests as to 1/16 of the shares each quarter, so as to be fully vested on the fourth anniversary of the date of grant of the First Option. The 1999 Director Option Plan provides for the automatic grant of options to purchase 20,000 shares of Common Stock to each non-employee director on each anniversary of the date on which such person first became a non-employee director (the “Subsequent Option”). The Subsequent Option vests as to 1/4 of the shares each quarter commencing on the third anniversary of the date of grant so as to be fully vested on the fourth anniversary of the date of grant.

We have proposed changes to the 1999 Director Option Plan which are outlined above in Proposal 3: Amendment and Restatement of 1999 Director Option Plan on page 12.

All options granted under the 1999 Director Option Plan have a term of ten years. The exercise price of all options is 100 percent of the fair market value of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant.

In the event of a merger, or the sale of substantially all of the assets of Brocade and if the option is not assumed or substituted, each option will become fully vested and exercisable for a period of thirty days after notice is provided, and upon the expiration of such period each option will terminate. The number of shares subject to and subsequently granted under a First Option and a Subsequent Option will not be proportionately adjusted for grants made subsequent to a stock split, stock dividend, or similar change in Brocade’s capital structure effected without the receipt of consideration. Options granted under the 1999 Director Option Plan must be exercised within three months after the termination of the optionee’s tenure as a director, or within twelve months after such director’s termination by death or disability, but only to the extent that the director was entitled to exercise the option on the date of such termination. In any event, a director may not exercise any option later than the expiration of the option’s ten-year term.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Arrangements” and the transactions described below, there was not during fiscal year 2003 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Legal Services	During fiscal year 2003, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (WSGR) acted as principal outside legal counsel to Brocade. Larry W. Sonsini, a director of Brocade, serves as a member of WSGR and is currently the Chairman of the firm’s Executive Committee. Aggregate fees billed to us by WSGR for legal services rendered, including general corporate counseling, litigation services and merger and acquisition related services, during fiscal year 2003 were $1.2 million. We believe that the services rendered to us by WSGR were on terms no more or less favorable than those with unrelated parties.

Stock Option Grants to Certain Directors	During fiscal year 2003, we granted to Messrs. Dempsey, Moore, Neiman, Paisley and Sonsini stock options to purchase shares of our Common Stock at fair market value in accordance with the provisions of the 1999 Director Option Plan.

The following grants were made pursuant to the terms of the 1999 Director Option Plan: (i) on April 17, 2003, Messrs. Dempsey, Neiman and Sonsini were each granted an option to purchase 20,000 shares of our Common Stock at $5.42 per share; (ii) on August 11, 2003, Mr. Paisley was granted an option to purchase 20,000 shares of our Common Stock at $5.45 per share; and (iii) on March 24, 2003, Mr. Moore was granted an option to purchase 80,000 shares of our Common Stock at $4.87 per share.

Other Related Party Transactions	We reimburse Mr. Gregory L. Reyes, our Chairman of the Board and Chief Executive Officer, for expenses incurred by Mr. Reyes in the operation of his private plane when used for Brocade business. During fiscal year 2003, we incurred expenses of approximately $300,000 for expenses incurred by Mr. Reyes pursuant to this reimbursement agreement. The amount reimbursed to Mr. Reyes is consistent with our employee travel expense reimbursement policy and, we believe, the amount is at or below the market rate charged by commercial airlines for comparable travel arrangements.

We also have an agreement with San Jose Sharks, L.P., which is a limited partnership in which Mr. Reyes recently acquired a general partnership interest. Under the agreement, Brocade receives marketing and advertising services and use of certain facilities owned by the limited partnership. During fiscal year 2003, we incurred expenses of approximately $472,000 pursuant to this agreement. We entered into this agreement before Mr. Reyes acquired his interest in the limited partnership. We believe that the terms we received under the agreement were no more or less favorable than those with unrelated parties. We are considering whether we will renew the agreement, which expires in fiscal year 2004.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2003. Actual compensation earned during fiscal year 2003 by the persons named in the Summary Compensation Table is shown in the Summary Compensation Table.

Compensation Philosophy	We operate in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

• Provide a competitive total compensation package that takes into consideration the compensation practices of 18 peer companies, in the technology industry, with which we compete for executive talent.

• Provide variable compensation opportunities that are linked to achievement of financial, organization, management, and individual performance goals.

• Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in Brocade.

Components of Executive Compensation	The compensation program for our executive officers consists of the following components:

• Base Salary

• Quarterly and Annual Cash Incentives

• Long-Term Stock Option Incentives

Base Salary	The Board of Directors reviewed and approved fiscal year 2003 salaries for Mr. Gregory L. Reyes, our Chief Executive Officer, and other persons named in the Summary Compensation Table at the beginning of the fiscal year. Base salaries were established by the Board of Directors based upon competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business. In making base salary decisions, the Board of Directors exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. The Board of Directors’ decision with regard to Mr. Reyes’ base salary was based on both his personal performance of his duties and the salary levels paid to chief executive officers of peer companies.

Quarterly and Annual Cash Incentives	Quarterly incentive bonuses for executive officers are intended to reflect the Board of Directors’ belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Brocade, as well as the individual contribution of each executive officer. To carry out this philosophy, we have implemented a variable compensation bonus plan, which compensates officers in the form of quarterly cash bonuses. During the fiscal year, the executive officers were eligible for a target quarterly incentive bonus. The quarterly incentive bonus was calculated by the Compensation Committee as a percentage of the officers’ base salary. At the beginning of fiscal year 2003, the Board of Directors established target bonuses for each executive officer as a percentage of the officer’s base salary. The annual target level of the quarterly bonuses that the executive officers were eligible to receive varied from 40 to 60 percent of base salaries.

The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets and specific individual-based performance targets. The quarterly bonus amounts are tied to specific individual, team and product based performance targets. They are also tied to company-based performance goals such as specific levels of revenue and operating margin.

The Board of Directors evaluates the performance of the executive officers and Brocade and approves a performance rating based upon the results of its evaluation. In fiscal year 2003, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation Table as we exceeded our corporate performance targets for revenue and profit in the first and second quarters of fiscal year 2003. No cash bonuses were paid for the third and fourth fiscal quarters of 2003. In addition to the quarterly incentive bonuses noted above, Mr. Reyes and certain other executive officers were eligible for additional annual bonuses based upon achievement of specific milestones. These annual bonuses are based on Brocade’s attainment of its revenue, operating margin and expense targets, and the executive officer’s attainment of his specific performance goals. In fiscal year 2003, Brocade met its operating margin and expense targets but not its revenue target. Annual bonuses for fiscal year 2003 were awarded to Mr. Canova, Mr. Cuthbert and Mr. Klayko. The bonus amounts are set forth in the Summary Compensation Table.

Long-Term Stock Option Incentives	The Board of Directors provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of Brocade’s stockholders and to provide each executive officer with a significant incentive to manage Brocade from the perspective of an owner with an equity stake in the business. It is the belief of the Board of Directors that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. The Board of Directors considers the grant of each option subjectively, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. In fiscal year 2003, executive officers were granted stock options to purchase 5,552,722 shares of our Common Stock, of which 3,413,941 shares were granted on July 10, 2003 in accordance with a voluntary stock option exchange program which was offered to all employees. Under the stock option exchange program, executive officers surrendered stock option representing an aggregate of approximately 15.3 million outstanding shares of stock. Executive officers and all other employees, excluding the Chief Executive Officer, exchanged stock options at an exchange ratio of either 1 for 1, 1 for 2, or 1 for 3, depending on the grant date of the exchanged stock option. The Chief Executive Officer received new stock options in exchange for eligible outstanding stock options at an exchange ratio of 1 for 10.

Respectfully submitted by:

Neal Dempsey
Seth D. Neiman

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 25, 2003 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from KPMG as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Respectfully submitted by:

Neal Dempsey
Nicholas G. Moore
Christopher B. Paisley

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Common Stock with the cumulative return of the Nasdaq Market Index and of the SIC Code Computer Peripheral Equipment Index for the period commencing May 25, 1999, the date of our initial public offering, and ending on October 25, 2003. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARE CUMULATIVE TOTAL RETURN(1)

	FISCAL YEAR ENDED

COMPANY/INDEX	5/25/1999	10/31/1999	10/28/2000	10/27/2001	10/26/2002	10/25/03

Brocade	100.00	594.47	2,002.19	444.11	145.86	107.10
SIC Code Index (2)	100.00	133.97	211.82	62.81	42.36	77.92
Nasdaq Market Index	100.00	118.78	139.70	70.06	56.37	81.87

(1) The graph assumes that $100 was invested on May 25, 1999, the date of our initial public offering, in our Common Stock, in the Nasdaq Market Index and in the SIC Code Computer Peripheral Equipment Index and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2) Computer Peripheral Equipment Index

The information contained above under the captions “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 1, 2004

Mark Cochran
Vice President, General Counsel and Secretary

APPENDIX A

AMENDED AND RESTATED CHARTER FOR THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF
BROCADE COMMUNICATIONS SYSTEMS, INC.

Purpose

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Brocade Communications Systems, Inc. (the “Company”) shall be to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the Company, and that the Company has and follows appropriate governance standards.

To carry out this purpose, the Nominating and Corporate Governance Committee shall: (i) identify prospective director nominees and recommend to the Board the director nominees for the next annual meeting or special meeting of stockholders at which directors are to be elected, and recommend individuals to the Board to fill any vacancies or newly created directorships that may occur between such meetings; (ii) develop and recommend to the Board the governance principles applicable to the Company; (iii) oversee the evaluation of the Board and management from a corporate governance perspective; (iv) identify and recommend to the Board directors for membership on Board committees; (v) oversee and set compensation for the Company’s directors; and (vi) review the Company’s reporting in documents filed with the Securities and Exchange Commission, to the extent related to corporate governance and other matters set forth in this charter.

Membership

The members of the Nominating and Corporate Governance Committee will be appointed by the Board, will serve at the discretion of the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall consist of at least two members. The Board shall designate the Chairperson of the Nominating and Corporate Governance Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Nominating and Corporate Governance Committee is authorized to undertake, and has responsibility for, the following matters.

Board and Board Committee Nominees

The Nominating and Corporate Governance Committee shall conduct searches for qualified individuals for membership on the Company’s Board. As vacancies or newly created positions occur, the Nominating and Corporate Governance Committee shall recommend individuals for membership on the Company’s Board of Directors and directors for appointment to the committees of the Board. In making its recommendations, the Nominating and Corporate Governance Committee must:

•	establish criteria for Board and committee membership;

•	review candidates’ qualifications for membership on the Board or a committee of the Board (including a determination as to the independence of the candidate as set forth in the rules of the Nasdaq National Market) and any potential conflicts with the Company’s interests;

•	assess the contributions of current directors in connection with their nomination to the Board or committee;

•	periodically review the composition of the Board and its committees to determine whether it may be appropriate to add individuals with different backgrounds or skills from those already on the Board or any such committee; and

•	consider rotation of committee members and committee chairpersons.

Evaluating the Board, its Committees and Management

At least annually, the Nominating and Corporate Governance Committee shall (i) review and assess the performance of the Board and its committees, and senior management of the Company; and (ii) report such assessments, including any recommendations for proposed changes, to the Board.

Director Compensation

At least annually, the Nominating and Corporate Governance Committee shall review and approve compensation (including stock option grants and other equity-based compensation) for the Company’s directors. In so reviewing and approving director compensation, the Committee shall:

•	identify corporate goals and objectives relevant to director compensation (including efforts by the Company to retain such directors and the cost to the Company of the particular directors’ compensation or of all executive compensation as a whole);

•	evaluate the performance of the Board in light of such goals and objectives and set director compensation based on such evaluation and such other factors as the Nominating and Corporate Governance Committee deems appropriate and in the best interests of the Company; and

•	determine any long-term incentive component of director compensation based on such factors as the Nominating and Corporate Governance Committee deems appropriate and in the best interests of the Company.

Corporate Governance Matters

•	The Nominating and Corporate Governance Committee shall oversee the development of Corporate Governance Guidelines for the Company. At least annually, the Nominating and Corporate Governance Committee shall review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board.

•	The Nominating and Corporate Governance Committee shall oversee compliance with the Company’s Corporate Governance Guidelines and report on such compliance to the Board. The Nominating and Corporate Governance Committee shall also review and approve any waivers of the Company’s Corporate Governance Guidelines.

•	The Nominating and Corporate Governance Committee shall identify potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any such issue.

•	At least annually, the Nominating and Corporate Governance Committee shall review the number, size and responsibilities of the Board and its committees and recommend any actions in this regard to the Board.

•	The Nominating and Corporate Governance Committee shall, in consultation with the Company’s Chief Executive Officer, prepare a report on management succession planning for the Board. Such report should include policies for Chief Executive Officer selection and succession in the event of the incapacitation, retirement or removal of the Chief Executive Officer, and evaluations of, and development plans for, any potential successors to the Chief Executive Officer.

Director Orientation and Continuing Education

The Nominating and Corporate Governance Committee shall oversee the development of an orientation and continuing education program for directors.

Disclosure

The Nominating and Corporate Governance Committee shall review the Company’s reporting in documents filed with the Securities and Exchange Commission, to the extent specifically related to corporate governance and the other matters set forth in this charter.

Reporting to the Board

The Nominating and Corporate Governance Committee shall report to the Board at least annually. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board or management performance, corporate governance or any other matters that the Nominating and Corporate Governance Committee deems appropriate or is requested to be included by the Board.

At least annually, the Nominating and Corporate Governance Committee shall (i) review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval; and (ii) evaluate its own performance and report to the Board on such evaluation.

Procedures

Meetings

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairperson of the Nominating and Corporate Governance Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this charter.

Advisors and Consultants

The Nominating and Corporate Governance Committee is authorized to retain (without further Board approval) special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm to assist in identifying director candidates, including sole authority to approve all such search firm’s fees and other retention terms.

Delegation of Authority

The Nominating and Corporate Governance Committee may, to the fullest extent permitted by applicable law or regulation, form and delegate its authority to subcommittees of the Committee when it deems appropriate and in the best interests of the Company.

BROCADE COMMUNICATIONS SYSTEMS, INC.

1999 DIRECTOR OPTION PLAN
(amended and restated as of February 19, 2004)

           1.          Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

                  All options granted hereunder shall be nonstatutory stock options.

           2.          Definitions. As used herein, the following definitions shall apply:

                  (a)          “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

                  (b)          “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

                  (c)          “Board” means the Board of Directors of the Company.

                  (d)          “Code” means the Internal Revenue Code of 1986, as amended.

                  (e)          “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

                  (f)          “Common Stock” means the common stock of the Company.

                  (g)          “Company” means Brocade Communications Systems, Inc., a Delaware corporation.

                  (h)          “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

                  (i)          “Director” means a member of the Board.

                  (j)          “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

                  (k)          “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

                  (l)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                 (m)          “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                          (i)          If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                          (ii)          If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                          (iii)          In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

                  (n)          “Inside Director” means a Director who is an Employee.

                  (o)          “Option” means a stock option granted pursuant to the Plan.

                  (p)          “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

                  (q)          “Optioned Stock” means the Common Stock subject to an Option.

                  (r)          “Optionee” means a Director who holds an Option.

                  (s)          “Outside Director” means a Director who is not an Employee.

                  (t)          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

                  (u)          “Plan” means this 1999 Director Option Plan.

                  (v)          “Service Provider” means an Employee, Director or Consultant.

                  (w)          “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

                  (x)          “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

           3.     Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 1,600,000 Shares (the “Pool”). The Shares may be authorized, but unissued, or reacquired Common Stock.

                If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if the Company repurchases or otherwise reacquires unvested Shares, such Shares shall become available for future grant under the Plan.

           4.            Administration of the Plan.

                  (a)       Administration. The Plan will be administered by (i) the Board or (ii) a Committee, which committee will be constituted to satisfy Applicable Laws.

                  (b)       Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

                          (i)       to determine the Fair Market Value of the Common Stock;

                          (ii)      to select the Outside Directors to whom Options may be granted hereunder;

                          (iii)      to determine whether and to what extent Options are granted hereunder;

                          (iv)      to determine the number of Shares to be covered by each Option granted hereunder;

                          (v)       to approve forms of agreement for use under the Plan;

                          (vi)      to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

                          (vii)      to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

                          (viii)      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

                          (ix)      to modify or amend each Option (subject to Section 15(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; provided, however, that the Administrator may not modify or amend an Option to reduce the exercise price of such Option after it has been granted (except for adjustments made pursuant to Section 11), unless approved by the Company’s stockholders and neither may the Administrator, without the approval of the Company’s stockholders, cancel any outstanding Option and immediately replace it with a new Option with a lower exercise price;

                          (x)       to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

                          (xi)      to determine the terms and restrictions applicable to Options; and

                          (xii)      to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

                          (xiii)     to make all other determinations deemed necessary or advisable for administering the Plan.

                  (c)       Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Optionees and any other holders of Options.

           5.          Eligibility. Options may be granted only to Outside Directors.

                  The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

           6.          Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12 of the Plan.

           7.          Term of Option. The term of each Option will be stated in the Option Agreement.

           8.          Option Exercise Price and Consideration.

                  (a)       Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, provided that in no event shall the per Share exercise price be less than 100% of the Fair Market Value per Share on the date of grant.

                  (b)       Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

                  (c)       Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist of (without limitation): (i) cash; (ii) check; (iii) other Shares, provided Shares acquired from the Company, (A) have been vested and owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (v) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (vii) any combination of the foregoing methods of payment.

           9.          Exercise of Option.

                  (a)       Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

                            An Option shall be deemed to be exercised when notice (ins such form as the Company may specify from time to time) of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

                            Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                  (b)       Termination of Continuous Status as a Director. If an Optionee ceases to be a Director, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Option Agreement, and, unless the Administrator provides otherwise, only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option will remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, unless the Administrator provides otherwise, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                  (c)       Disability of Optionee. If an Optionee ceases to be a Director as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement, and, unless the Administrator provides otherwise, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option will remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, unless the Administrator provides otherwise, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                  (d)       Death of Optionee. If an Optionee dies while a Director, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but, unless the Administrator provides otherwise, only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option will remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, unless the Administrator provides otherwise, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

           10.          Non-Transferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Option granted to an Optionee shall be available during his or her lifetime only to the Optionee. Notwithstanding the foregoing, an Optionee may, if permitted and in a manner specified by the Committee, (a) transfer an Option to an Optionee’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Optionee’s immediate family, (ii) a trust established for the exclusive benefit of the Optionee and/or member(s) of the Optionee’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Optionee and/or member(s) of the Optionee’s immediate family, and/or (iv) a foundation in which the Optionee and/or member(s) of the Optionee’s immediate family control the management of the foundation’s assets.

           11.          Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

                  (a)       Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option shall be proportionately adjusted for any stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the Common Stock, or any other similar event affecting the Shares. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

                  (b)       Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

                  (c)       Merger or Asset Sale. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding Options may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable as provided in Section 4 hereof for so long as the Optionee serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Optionee’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Optionee, the Option or option shall become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Option or option shall remain exercisable in accordance with Sections 9(b) through (d) above.

                            If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option shall become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and upon the expiration of such period the Option shall terminate.

                            For the purposes of this Section 11(c), an Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

           12.          Amendment and Termination of the Plan.

                  (a)       Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any Applicable Law, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

                  (b)       Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

           13.          Time of Granting Options. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as the Administrator may determine. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

           14.          Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                       As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

                       Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

           15.       Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

           16.       Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

           17.       Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

1745 Technology Drive
San Jose, CA 95110

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Interstate 880/ Highway 17 ramp toward Oakland/ Santa Cruz.
•	Merge onto the Interstate 880 North ramp toward Oakland and continue on Interstate 880.
•	Take the First Street exit, and turn left onto North First Street.
•	Turn left onto Skyport Drive.
•	Turn right onto Technology Drive.
•	Turn left into the Brocade entrance at 1745 Technology Drive.

From San Francisco – Traveling South on Highway 101

•	South on Highway 101 and take the Brokaw Road/ First Street exit.
•	Turn right onto Airport Parkway.
•	Turn left onto Technology Drive/ Gateway.
•	Turn right into the Brocade entrance at 1745 Technology Drive.

From San Jose – Traveling North on Highway 101

•	North on Highway 101 and take the Brokaw Road exit toward First Street.
•	Turn left onto East Brokaw Road, which becomes Airport Parkway.
•	Turn left onto Technology Drive/Gateway.
•	Turn right into the Brocade entrance at 1745 Technology Drive.

BROCADE COMMUNICATIONS SYSTEMS, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 7, 2004

10:00 a.m. Local Time

1745 Technology Drive

San Jose, California 95110

Brocade Communications Systems, Inc. 1745 Technology Drive San Jose, California 95110

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 7, 2004.

The shares of stock you hold in your account, or in a dividend reinvestment account, will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ''FOR’’ Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Gregory L. Reyes, Antonio Canova and Mark Cochran, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.

Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Time) on April 6, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/brcd/— QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Central Time) on April 6, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Brocade Communications Systems, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 – Neal Dempsey 02 – Larry W. Sonsini	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here

2.	Ratification of appointment of KPMG LLP as independent auditors of Brocade Communications Systems, Inc. for the fiscal year ending October 30, 2004	☐ For	☐ Against	☐ Abstain

3.	Amendment and restatement of the 1999 Director Option Plan	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.